Exhibit 10.1

Letter Agreement, dated February 5, 2013, between Orbitz Worldwide, Inc. and Michael O. Randolfi

January 16, 2013

Michael 0. Randolfi
[personal address]
Dear Mike:
On behalf of Orbitz Worldwide, Inc., together with its subsidiaries, (“Orbitz Worldwide”) I am pleased to confirm our offer of the position as Chief Financial Officer, reporting to Barney Harford, CEO. Your first day of employment will be March 11, 2013, and your annual base salary initially will be $360,000 and will be paid at such payroll frequency as applies to other similarly-situated executives. This offer is contingent upon satisfactory employment and education verification, verification of your U.S. employment eligibility, and execution of the Orbitz Restrictive Covenant Agreement (Confidentiality, Non-Solicitation, Non-Competition).
The Company acknowledges that your agreement to accept the position of Chief Financial Officer under this offer letter is confidential and may not be disclosed or made public before February 25, 2013, and that any such premature disclosure could cause you material financial harm.
You will be eligible to participate in the Company's annual incentive bonus plan (the “Bonus Plan”) provided that you are actively employed by and in good standing with the Company and subject to the other terms, conditions and eligibility requirements of the Bonus Plan. Your target bonus percentage for purposes of the Bonus Plan will be 75% of your eligible earnings (as defined in the Bonus Plan). Bonus payments under the Bonus Plan are determined based on your target bonus percentage and eligible earnings during the relevant plan period, as well as the achievement of company financial objectives and individual performance, subject to such other terms, conditions and criteria as the Compensation Committee (the “Compensation Committee”) of the Orbitz Worldwide, Inc. Board of Directors may determine in its sole discretion.
Sign-On Bonus
You will receive a one-time bonus of $100,000, less applicable taxes, payable on the first pay date following your date of employment.  In the event you voluntarily resign employment or are terminated for cause within one year of your start date, you agree to repay the full amount of the bonus to the Company.
Restricted Stock Units
A recommendation will be made by management to the Compensation Committee to approve at the Compensation Committee's next meeting a new hire equity grant consisting of 450,000 restricted stock units (“RSU”s). All grants of equity awards are subject to approval by the Compensation Committee in its sole discretion. Subject to such terms and conditions of the award agreement and your continued employment, these RSUs will vest in four equal tranches on the first, second, third and fourth anniversary dates of the grant date. Notwithstanding the foregoing, the Compensation Committee has considered and approved the terms of this offer letter, including the compensation and benefits provided herein, and management anticipates that the Compensation Committee will approve this new hire award of RSUs.
Perquisites
While you are employed by the Company, you will be entitled to Company-paid perquisites such as gym membership and a parking space in or near our offices located at 500 W. Madison Street, Chicago, IL, 60661. All perquisites will be paid on your behalf by the Company and will be included in your W-2 taxable income on an annual basis subject to applicable withholding for taxes, which shall be your sole responsibility.
Legal Fees
The Company shall reimburse you for up to $10,000 of reasonable legal fees and expenses incurred in connection with the review of this offer letter and related agreements, provided that proper documentation is submitted to the Company. To the extent that any reimbursement of legal fees and expenses is taxable to you, such reimbursement will be included in your W-2 taxable income subject to applicable withholding for taxes, which shall be your sole responsibility.
Relocation and Moving Expenses
The Company shall reimburse you for reasonable moving expenses incurred by you and your family during your relocation from your primary residence to the Company's headquarters, such reimbursement to be in accordance with the Company's relocation policy, as described in the Attachment; provided, notwithstanding the terms of the Company's relocation policy, you also may use all or any part of the $30,000 described in the Attachment under “Home Purchasing Closing Costs” to pay commission expenses to a real estate broker with respect to the sale of your current residence, but the total amount of reimbursements under this section with respect the purchase of your new house and the sale of your current house may not exceed $30,000. Should you voluntarily resign or be terminated for cause within twelve months of the effective date of your relocation, you will be required to repay 100% of the relocation costs.
Severance
Should your employment be involuntarily terminated by the Company, such that you incur a separation from service (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (“Section 409A”)) other than for “Cause” (as defined below), you will be eligible to receive the following severance benefits:
Termination without Cause:

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Lump sum cash payment equal to your annual base salary in effect on the date of termination, which will be paid within 10 days after the expiration of the 7-day revocation period applicable to your general release (described below), and in no event later than March 15 of the calendar year following the calendar year in which your employment terminates;

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Acceleration of the vesting for all then-unvested RSUs in the “new hire equity grant” referred to above that would otherwise have vested during the 12-month period commencing on the date your employment terminates (currently anticipated to represent 112,500 shares if the date of termination is within four years of the date of grant); and, to the extent such awards are exempt from Section 409A or Section 409A permits, acceleration of the payment of such awards to the same payment date as prescribed for the lump sum cash payments immediately above or such earlier date as prescribed under the terms of such awards; and

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COBRA subsidy for the first twelve (12) months following the month of termination, such that you will continue to pay the same monthly amount for group health plan coverage for you and your eligible dependents as is payable by a similarly-situated active employees; provided that such benefits shall be taxable to you to the extent advisable under Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”).

Termination without Cause or resignation due to a “Constructive Termination” (as defined below), within one (1) year following a Change in Control:

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Lump sum cash payment equal to your annual base salary in effect on the date of termination (or, if your employment is terminated due to a Constructive Termination that includes a material reduction in your annual base salary, your annual base salary in effect immediately before such reduction), which will be paid within 10 days after the expiration of the 7-day revocation period applicable to your general release (described below), and in no event later than March 15 of the calendar year following the calendar year in which your employment terminates;

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Lump sum cash payment equal to your annual target bonus in effect on the date of termination (or, if your employment is terminated due to a Constructive Termination that includes a material reduction in your annual target bonus, your annual target bonus in effect immediately before such reduction), which will be paid at the same time as the lump sum described immediately above;

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Lump sum cash payment equal to your annual target bonus in effect on the date of termination, prorated based on the date of termination (or, if your employment is terminated due to a Constructive Termination that includes a material reduction in your annual target bonus, your annual target bonus in effect immediately before such reduction), which will be paid at the same time as the lump sum described immediately above;

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Full acceleration for RSUs, options, and PSUs (PSUs paid at target); and, to the extent such awards are exempt from Section 409A or Section 409A permits, acceleration of such awards to the same payment date as prescribed for the lump sum cash payment immediately above or such earlier date as prescribed under the terms of such awards; and

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COBRA subsidy for the first twelve (12) months following the month of your termination, such that you will continue to pay the same monthly amount for group health plan coverage for you and your eligible dependents as is payable by a similarly-

situated active employees; provided that such benefits shall be taxable to you to the extent advisable under Section 105(h) of the Code.
Notwithstanding any other provision under this agreement, in the event that the amount of payments or other benefits payable to you under this agreement, together with any payments or benefits payable under any other plan, program, arrangement or agreement maintained by the Company or one of its affiliates, would constitute an “excess parachute payment” (within the meaning of Section 280G of the Code), the payments under this agreement shall be either (a) provided in full pursuant to the terms of this agreement or any other applicable agreement, or (b) reduced in a manner determined by the Company (by the minimum possible amounts) until no amount payable to you under this agreement constitutes an “excess parachute payment” (within the meaning of Section 280G of the Code), whichever of the foregoing amounts, taking into account the applicable federal, state, local and foreign income, employment and other taxes including any excise tax imposed by Section 4999 of the Code (including without limitation, any interest or penalties on such taxes), results in your receipt, on an after-tax basis, of the greatest amount of payments and benefits provided for hereunder or otherwise.
Except to the extent provided in any equity award agreements, to be entitled to the benefits under this agreement, you must agree to be bound by the terms and conditions outlined herein, including all restrictions applicable to you, which includes the execution of a general release waiving all claims against the Company, which release will be provided to you not later than 7 days after the date your employment terminates (i.e., in sufficient time to allow you to review and execute the release, and for any revocation period to expire), so that such benefits (other than the COBRA subsidy) can be paid to you by the short-term deferral deadline referred to in the following paragraph.
Notwithstanding anything to the contrary set forth herein, all payments and benefits described in this agreement that are not otherwise exempt from Section 409A shall be fully paid no later than the short-term deferral deadline set forth in Treasury Regulation Section 1.409A-1(b)(4). Notwithstanding anything to the contrary set forth herein, in the event that any change to this agreement or any additional terms are required to comply with Section 409A (or an exemption therefrom), you hereby agree that the Company may make such change or incorporate such terms (by reference or otherwise) without your consent. To the extent (i) any payments to which you become entitled under this agreement, or any agreement or plan referenced herein, in connection with your termination of employment with the Company constitute deferred compensation subject to Section 409A and (ii) you are deemed at the time of such termination of employment to be a “specified” employee under Section 409A, then such payment or payments shall not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from the date of your “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A with the Company; or (ii) the date of your death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) tax for which you would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to you or your beneficiary, as applicable, in one lump sum. For purposes of this agreement, no payment that is subject to (and not exempt from) Section 409A will be made to you upon termination of your employment if such termination does not constitute a “separation from service” within the meaning of Section 409A, and Section 1.409A-1(h) of the Treasury Regulations thereunder, in which case any such payment will be made at the time you do undergo a “separation from service.”
Any expenses reimbursable under this offer letter and/or any policy of the Company must be incurred between the date this letter is executed and the date your employment is terminated. To obtain reimbursement, you must promptly submit receipts and other information the Company may reasonably request to support the reimbursement request within 60 days after the expense is incurred.  The Company shall tender any such reimbursement payment to you within 30 days following the Company's receipt of the reimbursement request and acceptable accompanying documentation of expenses.  No such expenses eligible for reimbursement or in-kind benefits, which are provided to you during a calendar year and which are not exempt from Section 409A, will affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year.  As described above, the reimbursement of any such Section 409A non-exempt expense will be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.  The right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
Definitions
For purposes of this agreement, “Cause” shall mean (A) your failure to perform in a material way your duties to the Company (other than as a result of total or partial incapacity due to Disability) for a period of ten (10) days following your receipt of written notice from the Company of such failure, (B) theft or embezzlement of property of the Company or dishonesty in the performance of your duties to the Company, (C) an act or acts on your part constituting (x) a felony under the laws of the United States or any state thereof or (y) a crime involving moral turpitude, (D) your willful malfeasance or willful misconduct in connection with your duties or any act or omission which is materially injurious to the financial condition or business reputation of the Company, or (E) your breach of the provisions of any agreed-upon non-compete, non-solicitation or confidentiality provisions agreed to with the Company, including pursuant to this agreement and pursuant to any other plan or agreement.
For purposes of this agreement, “Change in Control” shall be as defined in the Orbitz Worldwide, Inc. 2007 Equity and Incentive Plan.
For purposes of this agreement, “Constructive Termination” shall be deemed to occur upon (a) any material reduction in your base salary or target bonus (excluding any change in value of equity incentives or a reduction affecting substantially all similarly-situated executives); (b) the material failure of the Company to pay compensation or benefits when due, which is deemed to be a material breach of the employment relationship between you and the Company; (c) a material change in the geographic location of your primary business office; provided that a relocation of less than fifty (50) miles one-way from your then-present work location will not be considered a material change in geographic location; or (d) a material and sustained diminution to your duties and responsibilities; provided, however, that a reduction in duties and responsibilities by virtue of the Company ceasing to be a publicly traded company or being acquired and made part of a larger entity will not constitute a Constructive Termination; provided, however, that the foregoing events shall constitute a Constructive Termination only if the Company fails to cure such event within thirty (30) days after receipt by the Company's Board of Directors from you of written notice of the event which constitutes a Constructive Termination; and provided, further that a Constructive Termination shall cease to exist for an event on the 60th day following the later of its occurrence or your knowledge of such occurrence, unless you have given the Company written notice of such occurrence prior to such 60th day.
For purposes of this agreement, “Disability” shall mean you shall have become physically or mentally incapacitated and is therefore unable for a period of nine (9) consecutive months or for an aggregate of twelve (12) months in any eighteen (18) consecutive month period to perform your duties under your employment. Any question as to the existence of your Disability as to which you and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to you and the Company. If you and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and you shall be final and conclusive for all purposes of this agreement and any other agreement between the Company and you that incorporates the definition of “Disability.”
Employment Eligibility and Health/Welfare Benefits
Prior to beginning employment with Orbitz Worldwide, you will need to establish your U.S. employment eligibility as well as your identity. Examples of proper identification include a passport, or a valid driver's license and social security card; alternate acceptable documents are stated on the enclosed list. You will need to bring this identification with you on your first day of employment.
Health and welfare benefits will begin on the first day of the first full calendar month following your date of hire. You will also receive a brief tour of the facilities and we will obtain your signature indicating your agreement to comply with Orbitz Worldwide's core policies.
Per Orbitz Worldwide standard policy, this letter is not intended nor should it be considered as an employment contract for a definite or indefinite period of time. Employment with Orbitz Worldwide is at will, and either you or the Company may terminate employment at any time, with or without cause.
This agreement is the entire integrated agreement between you and the Company with regard to all matters addressed herein and supersedes all other agreements and/or policies the Company may have in place.
You understand that this offer is contingent upon full execution of the Orbitz Restrictive Covenant Agreement (Confidentiality, Non-Solicitation, Non-Competition) prior to commencement of employment. You further represent and affirm that, other than the Orbitz Restrictive Covenant Agreement, you do not have any non-competition, non-solicitation, restrictive covenant or other similar agreements or contracts that will or may restrict or limit in any way your ability to perform the duties of the position you have been offered with the Company, and that the Company's offer of employment is contingent upon this representation by you. In addition, Orbitz Worldwide requires that you comply with any confidentiality obligations you have to your current and any former employers.

If these terms are acceptable to you, please sign on the line indicated below and scan/email or fax it back to (312) 276-4543, along with the Personal Data Form and Background Release Form. If we do not receive your acceptance by 5:00PM Central Time on February 5, 2013, this offer will expire.
We are excited that you are joining our organization and look forward to having you as part of the Orbitz Worldwide team. If there is anything further I can do to assist you, please do not hesitate to contact me at (312) 894-4850.

Regards,

/s/ Kathy Dellplain

Kathy Dellplain
SVP, Human Resources
Orbitz Worldwide, Inc.

Understood and accepted:

/s/ Michael 0. Randolfi	02/05/13
Michael 0. Randolfi	Date